EXHIBIT 3.1

EXHIBIT 3.1 BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY PLEASE NOTE: The charter document for the resulting entity must be submitted/filed simultaneously with the articles of conversion. Articles of Conversion (Pursuant to NRS 92A.205) 1. Name and jurisdiction of organization of constituent entity and resulting entity: Name of constituent entity Entity type * Jurisdiction and, Name of resulting entity Jurisdiction Entity type * 2. A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity. 3. Location of plan of conversion: (check one) The entire plan of conversion is attached to these articles. The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity. The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330. * corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust . This form must be accompanied by appropriate fees. Nevada Secretary of State 92A Conversion Page 1 Revised: 1-5-15 Articles of Conversion (PURSUANT TO NRS 92A.205) Page 1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY 4. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion): Attn: c/o: 5. Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed) Date: Time: 6. Signatures - must be signed by: 1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87). 2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it. Name of constituent entity X /s/ Stephen M. Simes Signature Title Date * Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. This statement must be included within the resulting entity's articles. FILING FEE: $350.00 IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State 92A Conversion Page 2 Revised: 1-5-15 This form must be accompanied by appropriate fees. Articles of Conversion (PURSUANT TO NRS 92A.205) Page 2